EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Service Corporation International’s Annual Report on Form 10-K as amended on February 21, 2017, for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 4, 2017